Exhibit 99.1

PRIMUS TELECOMMUNICATIONS RECEIVES RECOVERY OF PAYMENTS IN AUSTRALIA

McLEAN, VA – (MARKET WIRE) – June 3, 2008 – PRIMUS Telecommunications Group, Incorporated (OTCBB: PRTL), an integrated communications services provider, today announced that it has received a refund as a consequence of excessive rates previously charged by Telstra Corporation. The refund resulted from the Final Determination (“FD”) of the Australian Competition and Consumer Commission (“ACCC”) concerning access disputes between Primus Australia (“Primus”), an indirectly wholly-owned subsidiary, and Telstra for unconditioned local loop (“ULLS”) connection, managed network and call diversion charges. These services are key components of high speed broadband services offered by Primus.

The FD pricing directives were retroactively applied to services procured by Primus from Telstra from June 10, 2004 for connection and managed network charges and from May 10, 2005 for call diversion charges. As a result, Primus has received refunds from Telstra of certain excessive charges of Aus$6.5 million plus interest of Aus$1.3 million. Although Telstra cannot directly appeal the Final Determination, it has sought judicial review of the ACCC’s decision challenging whether the ACCC has the authority to make a ruling on the call diversion component. Both the ACCC and Primus are contesting that challenge. The effectiveness of this FD expires on June 30, 2008. With respect to the charges, it is expected that ACCC will publish indicative prices to provide a basis for pricing beyond June 30, 2008. Absent changed circumstances, it is expected that such “indicative prices” will be similar to the FD pricing, but there can be no assurances of that outcome.

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PRIMUS Telecommunications Group, Incorporated (OTCBB: PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 500 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 18 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

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Statements in this press release concerning future indicative pricing related to the FDs constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. Factors and risks that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation: judicial review of the ACCC’s FD decision, or certain risks and uncertainties, including those described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Short and Long-Term Liquidity Considerations and Risks”; and “—Special Note Regarding Forward-Looking Statements” contained in our annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission.

For more information:

John DePodesta

Executive Vice President

PRIMUS Telecommunications Group, Incorporated

703-748-8050

ir@primustel.com